Exhibit 10.11

1200 LAKESIDE DRIVE

BANNOCKBURN, ILLINOIS

OFFICE LEASE AGREEMENT

BETWEEN

HUB MID-WEST LLC,

A DELAWARE LIMITED LIABILITY COMPANY

(“LANDLORD”)

AND

BAXTER HEALTHCARE CORPORATION,

A DELAWARE CORPORATION

(“TENANT”)

TABLE OF CONTENTS

1.	Basic Lease Information	1
2.	Lease Grant	6
3.	Adjustment of Commencement Date; Possession	7
4.	Rent	8
5.	Compliance with Laws; Use	9
6.	Intentionally Omitted	10
7.	Building Services	10
8.	Leasehold Improvements	13
9.	Repairs and Alterations	14
10.	Entry by Landlord	17
11.	Assignment and Subletting	17
12.	Liens	21
13.	Indemnity and Waiver of Claims	21
14.	Insurance	22
15.	Subrogation	24
16.	Casualty Damage	24
17.	Condemnation	26
18.	Default	26
19.	Remedies	26
20.	Limitation of Liability	27
21.	Intentionally Omitted	28
22.	Holding Over	28
23.	Subordination to Mortgages; Estoppel Certificate	29
24.	Notice	29
25.	Surrender of Premises	30
26.	Miscellaneous	30

i

Exhibits:

Exhibit A -	Outline and Location of Premises
Exhibit B -	Expenses and Taxes
Exhibit C -	Work Letter
Exhibit D -	Commencement Letter
Exhibit E -	Building Rules and Regulations
Exhibit F -	Additional Provisions
Exhibit G -	Intentionally Omitted.
Exhibit G-1 -	State Specific Rider
Exhibit H -	Parking Addendum
Exhibit I -	Guaranty
Exhibit J -	Construction Work For Which No Landlord Coordination Fee is Payable

ii

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this “Lease”) is made and entered into as of February 20, 2015 (the “Effective Date”), by and between HUB MID-WEST LLC, a Delaware limited liability company (“Landlord”) and BAXTER HEALTHCARE CORPORATION, a Delaware corporation (“Tenant”).

1.	Basic Lease Information.

1.01.	“Building” shall mean the building located at 1200 Lakeside Drive, Bannockburn, Illinois, commonly known as 1200 Lakeside Drive. “Rentable Square Footage of the Building” is deemed to be 260,084 square feet.

1.02.	“Premises” shall mean the area shown on Exhibit A to this Lease. The Premises consists of the entire Rentable Square Footage of the Building and for convenience is referred to as the following:

(a)	“Space 1” consisting of 106,016 Rentable Square Feet on the second and third floors of the Building;

(b)	“Space 2” consisting of 76,446 Rentable Square Feet on the first and second floors of the Building;

(c)	“Space 3” consisting of 64,018 Rentable Square Feet on the first and second floors of the Building;

(d)	“Space 4” consisting of 9,882 Rentable Square Feet on the first floor of the Building;

(e)	“Space 5” consisting of 1,637 Rentable Square Feet on the lower level of the Building; and

(f)	“Space 6” consisting of 2,085 Rentable Square Feet on the lower level of the Building.

All corridors and restroom facilities located on each full floor shall be considered part of the Premises. The “Rentable Square Footage of the Premises” is deemed to be 260,084 square feet. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises, and each Space comprising the Premises, are correct and shall not be remeasured, unless there is an actual physical change in the Premises or the Building, subject to Section VIII of Exhibit F.

Prior to delivery of the entire Premises to Tenant, the Rentable Square Footage of the Premises is as follow:

Rentable Square Footage of Premises
As of the Space 1, Space 3 and Space 6 Commencement Date	172,119
As of the Space 2 Commencement Date and Space 5 Commencement Date*	250,202
As of the Space 4 Commencement Date*	260,084

*	provided the Space 2 Commencement Date and Space 5 Commencement Date occur prior to the Space 4 Commencement Date, as anticipated by Landlord.

1.03.	“Base Rent”:

(a)	Base Rent for Space 1, Space 2, Space 3 and Space 4:

Full Calendar Months of Term	Annual Rent	Annual Rate Per Square Foot	Monthly Base Rent
1 - 12*	$4,358,154.00	$17.00	$363,179.50
13 - 24	$4,486,335.00	$17.50	$373,861.25
25 - 36	$4,614,516.00	$18.00	$384,543.00
37 - 48	$4,742,697.00	$18.50	$395,224.75
49 - 60	$4,870,878.00	$19.00	$405,906.50
61 - 72	$4,999,059.00	$19.50	$416,588.25
73 - 84	$5,127,240.00	$20.00	$427,270.00
85 - 96	$5,255,421.00	$20.50	$437,951.75
97 - 108	$5,383,602.00	$21.00	$448,633.50
109 - 120	$5,511,783.00	$21.50	$459,315.25
121 - 132	$5,639,964.00	$22.00	$469,997.00
133 - 144	$5,768,145.00	$22.50	$480,678.75
145 - 156	$5,896,326.00	$23.00	$491,360.50

*	Base Rent shall be appropriately adjusted such that Base Rent does not commence for Space 2 until the occurrence of the Space 2 Commencement Date and for Space 4 until the occurrence of the Space 4 Commencement Date.

(b)	Base Rent for Space 5:

Full Calendar Months of Term (together with any partial calendar month at the beginning of the Term, as indicated below)	Annual Rent	Annual Rate Per Square Foot	Monthly Base Rent
(Space 5 Commencement Date) – (Last day of 12th full calendar month of Term)	$21,461.07	$13.11	$1,788.42
13 - 24	$22,099.50	$13.50	$1,841.63
25 - 36	$22,770.67	$13.91	$1,897.56
37 - 48	$23,458.21	$14.33	$1,954.85
49 - 60	$24,162.12	$14.76	$2,013.51
61 - 72	$24,882.40	$15.20	$2,073.53
73 - 84	$25,635.42	$15.66	$2,136.29
85 - 96	$26,404.81	$16.13	$2,200.40
97 - 108	$27,190.57	$16.61	$2,265.88
109 - 120	$28,009.07	$17.11	$2,334.09
121 - 132	$28,843.94	$17.62	$2,403.66
133 - 144	$29,711.55	$18.15	$2,475.96
145 - 156	$30,595.53	$18.69	$2,549.63

(c)	Base Rent for Space 6:

Full Calendar Months of Term	Annual Rent	Annual Rate Per Square Foot	Monthly Base Rent
(Space 1, Space 3 and Space 6 Commencement Date) – (Last day of 12th full calendar month of Term)	$27,334.35	$13.11	$2,277.86
13 - 24	$28,147.50	$13.50	$2,345.63
25 - 36	$29,002.35	$13.91	$2,416.86
37 - 48	$29,878.05	$14.33	$2,489.84
49 - 60	$30,774.60	$14.76	$2,564.55
61 - 72	$31,692.00	$15.20	$2,641.00
73 - 84	$32,651.10	$15.66	$2,720.93
85 - 96	$33,631.05	$16.13	$2,802.59
97 - 108	$34,631.85	$16.61	$2,885.99
109 - 120	$35,674.35	$17.11	$2,972.86
121 - 132	$36,737.70	$17.62	$3,061.48
133 - 144	$37,842.75	$18.15	$3,153.56
145 - 156	$38,968.65	$18.69	$3,247.39

1.04.	“Tenant’s Pro Rata Share”: 100%, Notwithstanding anything contained in this Lease to the contrary, Landlord and Tenant agree that Tenant shall not pay Expense Rent or Tax Rent with respect to Space 5 and Space 6. For purposes of calculating Tenant’s Pro Rata Share, the denominator shall equal the Rentable Square Footage of Space 1, Space 2, Space 3 and Space 4, which the parties stipulate and agree is 256,362 Rentable Square Feet, and the numerator shall be appropriately adjusted as each of Space 1, Space 2, Space 3 and Space 4 are delivered to Tenant based on the following:

Tenant’s Pro Rata Share Attributable to Each Space
Space 1	41.4%
Space 2	29.7%
Space 3	25%
Space 4	3.9%
Total	100%

1.05.	“Fiscal Year” shall mean the fiscal year for Taxes for the applicable jurisdiction, which is currently January 1 to December 31.

1.06.	“Term”:

(a)	For Space 1, Space 3 and Space 6: A period of 156 full calendar months, commencing on August 1, 2015 (the “Space 1, Space 3 and Space 6 Commencement Date”) and, unless terminated earlier in accordance with this Lease, ending on July 31, 2028 (the “Termination Date”). Landlord shall deliver possession of Space 3 and Space 6 on the Effective Date. Landlord shall deliver possession of Space 1 upon vacation of Space 1 by the tenant currently in possession of Space 1 (“Catamaran”); Catamaran has contractually agreed to vacate Space 1 on or before February 28, 2015.

(b)	For Space 2: A period, including any partial calendar month at the beginning of the Term, commencing on the Space 2 Commencement Date (defined below) and, unless terminated earlier in accordance with this Lease, ending on the Termination Date. The “Space 2 Commencement Date” shall mean the earlier of (i) the date that is 120 days after the date on which Landlord delivers possession to Tenant of Space 2 in the condition required hereunder, and (ii) the date Tenant commences beneficial use of Space 2. Barilla (defined in Section 3 of Exhibit C) has contractually agreed to vacate Space 2 on or before August 31, 2015.

(c)	For Space 4: A period, including any partial calendar month at the beginning of the Term, commencing on the Space 4 Commencement Date (defined below) and, unless terminated earlier in accordance with this Lease, ending on the Termination Date. The “Space 4 Commencement Date” shall mean the earlier of (i) the date that is 120 days after the date on which Landlord delivers possession to Tenant of Space 4 in the condition required hereunder, and (ii) the date Tenant commences beneficial use of Space 4. Milliman [defined in Section 9.04(a)] has contractually agreed to vacate Space 4 on or before September 30, 2015.

(d)	For Space 5: A period, including any partial calendar month at the beginning of the Term, commencing on the Space 5 Commencement Date (defined below) and, unless terminated earlier in accordance with this Lease, ending on the Termination Date. The “Space 5 Commencement Date” shall mean the date on which Landlord delivers possession to Tenant of Space 5 in the condition required hereunder, which the parties anticipate will be on or before the Space 2 Commencement Date.

Tenant shall have the right to extend the Term of this Lease as set forth in Exhibit F.

1.07.	“Allowance”: shall mean an amount equal to $12,370,413.44 which shall be subject to adjustment and used and paid in accordance with the terms of Exhibit C.

1.08.	“Security Deposit”: Intentionally Omitted.

1.09.	“Guarantor(s)”: Baxter International Inc., a Delaware corporation. Concurrent with Tenant’s execution and delivery of this Lease, Tenant shall cause Guarantor to execute and deliver a guaranty in favor of Landlord on the form attached hereto as Exhibit I.

1.10.	“Broker(s)”: Jones Lang LaSalle Midwest LLC (“Tenant’s Broker”) and Colliers International (“Landlord’s Broker”).

1.11.	“Permitted Use”: General office purposes, and incidental thereto, laboratory use in compliance with all Laws, data center ancillary to Tenant’s business, a cafeteria for Tenant’s employees and guests only in the Cafeteria (defined in Section VI of Exhibit F) and a fitness center for Tenant’s employees only in the Fitness Center (defined in Section VI of Exhibit F), and for no other use or purpose. Notwithstanding the foregoing, subject to the terms of Section 11.06. Tenant may use the BCU Premises (defined in Section 11.06) for the purposes of a credit union serving Tenant’s employees only.

1.12.	“Notice Address(es)”:

Landlord:	Tenant:

Equity Commonwealth Management LLC Two North Riverside Plaza	Prior to the Commencement Date:
Suite 600	Baxter Healthcare Corporation
Chicago, Illinois 60606	One Baxter Parkway
Attn: Legal Department - Leasing	Deerfield, Illinois 60015
Attn: General Counsel

With a copy to:	With a copy to:

Equity Commonwealth Management LLC	Baxter Healthcare Corporation
Two North Riverside Plaza	One Baxter Parkway
Suite 600	Deerfield, Illinois 60015
Chicago, Illinois 60606 Attn: General Counsel	Attn: Director of Corporate Real Estate From and after the Commencement Date:

Baxter Healthcare Corporation
1200 Lakeside Drive
Bannockburn, Illinois 60015
Attn: General Counsel

With a copy to:

Baxter Healthcare Corporation
1200 Lakeside Drive
Bannockburn, Illinois 60015
Attn: Director of Corporate Real Estate

1.13.	“Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building is located. “Building Service Hours” are 7:00 A.M. to 6:00 P.M. on Business Days and 8:00 A.M. to 1:00 P.M. on Saturdays.

1.14.	“Landlord Work” means the work, if any, that Landlord is obligated to perform in the Premises pursuant to a separate work letter agreement (the “Work Letter”), if any, attached to this Lease as Exhibit C. If a Work Letter is not attached to this Lease or if an attached Work Letter does not require Landlord to perform any work, there is no Landlord Work.

1.15.	“Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the parking facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located.

1.16.	Additional Rights Granted to Tenant.

Right of First Offer. (See Section III of Exhibit F)

2.	Lease Grant.

The Premises are hereby leased to Tenant from Landlord, together with the right to use any portions of the Property that are designated by Landlord for the common use of tenants and others (the “Common Areas”).

3.	Adjustment of Commencement Date; Possession.

3.01. (a) Intentionally Omitted

(b) The provisions of this Section 3.01(b) shall apply to the Space 2 Commencement Date, the Space 4 Commencement Date and the Space 5 Commencement Date. Promptly after the determination of each of the Space 2 Commencement Date, the Space 4 Commencement Date and the Space 5 Commencement Date, Landlord and Tenant shall execute and deliver a letter in the form attached as Exhibit D (each, a “Commencement Letter”). Tenant’s failure to execute and return any Commencement Letter, or to provide written objection to the statements contained in any Commencement Letter, within 30 days after the date of such Commencement Letter shall be deemed an approval by Tenant of the statements contained therein.

3.02. (a) Each Space comprising the Premises shall be in the following condition on the date such Space is delivered by Landlord to Tenant:

(i) Space 1: in broom-clean condition and free of all movable furniture and equipment, except to the extent any supplemental HVAC units installed by Catamaran are located within Space 1, such supplemental HVAC units may remain in Space 1.

(ii) Space 2: free of all kitchen equipment that is not attached to Space 2.

(iii) Space 3: in broom-clean condition and free of all furniture (attached and free-standing), fixtures and equipment, including, without limitation, attached cubicles, workstations, furniture partitions and similar installations, as well as any construction or building materials and debris.

(iv) Space 4: in broom-clean condition and free of all furniture (attached and free-standing), fixtures and equipment, including, without limitation, attached cubicles, workstations, furniture partitions and similar installations.

(v) Space 5 and Space 6: in broom clean condition and free of personal property.

(vi) Space 1, Space 2, Space 3 and Space 4: The mechanical system (including, without limitation, the HVAC system) and the plumbing system (including, without limitation, the sprinkler system) shall be in good working order on the date each such Space is delivered to Tenant.

(vii) Space 5, Space 6 and Common Areas: The HVAC system, the sprinkler system and overhead lighting and outlets in Space 5 and Space 6 shall be in good working order on the date each such Space is delivered to Tenant. The mechanical system (including, without limitation, the HVAC system) and the plumbing system (including, without limitation, the sprinkler system) to the extent serving the Common Areas of the Building shall be in good working order on the Space 1, Space 3 and Space 6 Commencement Date.

(b) Subject to the terms of Section 3.02(a), each Space comprising the Premises is accepted by Tenant on the delivery date for such Space in “as is” condition and configuration without any representations or warranties by Landlord or any party acting on Landlord’s behalf, except as expressly set forth in Section 3.02(a). By taking possession of each Space constituting the Premises, Tenant agrees that such Space is in good order and satisfactory condition and that subject to Landlord’s obligations under Section 3.02(a) and to provide the Allowance in accordance with the terms of this Lease, Landlord has no obligation to perform any work in such Space, the Premises, the Building or the Property or otherwise prepare the Premises for Tenant’s occupancy. Landlord shall not be liable for, and the validity of this Lease shall not be impaired by, a failure to deliver possession of the Premises or any portion thereof due to the holdover or continued wrongful possession of such space by another party, provided, however, at Tenant’s direction, Landlord shall diligently use reasonable efforts to obtain possession of any such space, which shall include, without limitation, the institution and diligent prosecution of eviction proceedings against (i) Barilla, with respect to Space 2 and Space 5, at a cost to be shared equally by Tenant and Landlord, with Tenant’s share of such costs to be reasonably documented to Tenant and deducted from the Allowance due and payable under this Lease, or to the extent the Landlord is not obligated to pay to Tenant any further Allowance, Tenant’s share of such costs shall be paid to Landlord within 30 days after receipt of an invoice therefor, and (ii) Milliman, with respect to Space 4, at Landlord’s sole cost and expense. In such event, if the respective Commencement Date for each space constituting the Premises or the commencement date for such other space is a fixed date, such date shall be postponed until the date Landlord delivers possession of such space to Tenant free from occupancy by any party. If the respective Commencement Date for any space constituting the Premises is based on the Effective Date, then for purposes only of determining the respective Commencement Date, the Effective Date shall be deemed to be the date Landlord delivers possession of such space to Tenant free from occupancy of any other party in the condition required per the terms of Section 3.02(a). Except as otherwise provided in this Lease, Tenant shall not be permitted to take possession of or enter any space constituting the Premises prior to the respective Commencement Date without Landlord’s permission. If Tenant takes possession of or enters any space constituting the Premises before the respective Commencement Date, Tenant shall pay for all services requested by Tenant (e.g., freight elevator usage and utilities), except as otherwise provided in the last sentence of Section 7.01, and Tenant shall be subject to the terms and conditions of this Lease; provided, however, except for the cost of such services requested by Tenant, Tenant shall not be required to pay Rent for any entry or possession before the respective Commencement Date during which Tenant, with Landlord’s approval, has entered, or is in possession of, any portion of the Premises for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

4.	Rent.

4.01. Tenant shall pay Landlord in lawful money of the United States of America, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. All payments of Rent shall be made by electronic money transfer in accordance with Landlord’s written instructions regarding the same or by such other means or method of payment as Landlord may direct in writing. Unless otherwise notified in writing by Landlord, all payments of Rent shall be made by ACH transfer to Landlord in accordance with the following: Bank: PNC Bank, Bank Address: 249 Fifth Avenue, Pittsburgh, PA 15222, Account Name: Equity

Commonwealth, ABA Routing #: 031207607, Account#: 8026300702, Reference: CBRE 604274. If Tenant does not pay any Rent when due hereunder, Tenant shall pay Landlord an administration fee in the amount of five percent (5%) of the past due Rent, provided that Tenant shall be entitled to a grace period of up to 5 days for the first 4 late payments of Rent in a calendar year. In addition, past due Rent shall accrue interest at a rate (the “Interest Rate”) per annum equal to the lesser of (i) the maximum legal rate permitted by applicable Laws, and (ii) 4 percentage points above the rate of interest then most recently publicly announced by a federally insured bank selected by Landlord as its “prime rate” or “base rate” (the “Prime Rate”) until paid in full, including after the entry of any judgment. If accrual or payment of interest at the Interest Rate should be unlawful, then the Interest Rate shall be the maximum legal rate. Tenant shall pay Landlord a reasonable fee for any checks returned by Tenant’s bank for any reason. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the oldest obligation due from Tenant hereunder, then to any current Rent then due hereunder, notwithstanding any statement to the contrary contained on or accompanying any such payment from Tenant and acceptance of any such partial payment shall not be deemed a waiver of Landlord’s right to the full amount due. Rent for any partial month during the Term shall be prorated based on the number of days in such month. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

4.02. Tenant shall pay Expense Rent and Tax Rent in accordance with Exhibit B of this Lease.

4.03. Parking. Intentionally omitted.

5.	Compliance with Laws; Use.

The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply, and shall cause all of the Tenant Related Parties to comply, with all laws, statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including, without limitation, the Americans with Disabilities Act (“Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the Common Areas and other portions of the Property, other than the Premises, but only to the extent such obligations are triggered by Tenant’s specific use of the Premises or such Common Areas, or Alterations or improvements in the Premises or such Common Areas, performed or requested by Tenant or Tenant’s obligations as an employer or the negligence or willful misconduct of any of the Tenant Related Parties (“Tenant Triggered Compliance”). Notwithstanding the foregoing, Tenant shall notify Landlord prior to commencing any Tenant Triggered Compliance. With respect to any Tenant Triggered Compliance specifically pertaining to the structure of the Building and the common systems (“Common Systems”) of the Building (as opposed to portions of the systems which would exclusively serve a specific premises if the Building was a multi-tenant building), Landlord may elect, by written notice to Tenant within 10 days after receipt of Tenant’s notice, to perform any such Tenant Triggered Compliance, at Tenant’s sole cost and expense. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Tenant shall not exceed the density limit for the Building, as provided under applicable Laws, provided to the extent the mechanical, plumbing and electrical systems of the Building as of the Effective Date are not sufficient to provide the services described in Article 7 to the density of its employees and equipment desired by Tenant, Tenant, at its sole expense, shall perform Alterations (defined in Section 9.03) to such systems of the Building, and shall thereafter repair, maintain and replace such Alterations, in order to provide sufficient services. Tenant shall comply (and cause the Tenant Related Parties and their respective contractors and vendors to comply) with the rules and regulations of the Building attached as Exhibit E and such other commercially reasonable, non-discriminatory rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations.

6.	Intentionally Omitted.

7.	Building Services.

7.01. Landlord shall furnish Tenant with the following services: (a) water for use in the lavatories; (b) customary heat and air conditioning in season during Building Service Hours, although (i) Tenant shall have the right to receive HVAC service during hours other than Building Service Hours by paying Landlord’s then current charge for additional HVAC service plus an administrative charge not to exceed 5% and providing such prior notice to Landlord as is reasonably specified by Landlord (which may be verbal notice to a building manager), and (ii) subject to Landlord’s approval of plans and specifications as provided in Section 9.03 and Exhibit C, Tenant shall be permitted to connect any supplemental HVAC units to the Building’s condenser water loop or chilled water line (if any) to the extent such loop or line has capacity for additional connections, and Landlord shall have the right to charge Tenant for any actual costs and expenses (without markup by Landlord) in connection with any such connections and/or usage; (c) standard janitorial service on Business Days in accordance with Landlord’s standard cleaning specifications then in effect for the Building or at such additional times as Tenant shall request, provided that if Tenant’s use, floor covering or other improvements require special services in excess of the standard services for the Building (and for purposes of this Lease, cleaning a kitchen or private bathroom [among other things] shall be deemed to be special services) or if Tenant’s trash requires special handling (including, without limitation, because of its size or volume or because it cannot be disposed of in the ordinary course), Tenant shall pay the additional reasonable out-of-pocket cost actually incurred by Landlord attributable to such special services or special handling, which payment shall be made monthly if the services are regularly recurring services and otherwise within thirty (30) days after receipt of an invoice therefor; (d) passenger elevator service and freight elevator service and any loading area available for Tenant’s use, and if Tenant uses such freight elevator or loading dock after Building Service Hours, Tenant shall pay Landlord’s actual cost for such use plus an administrative charge not to exceed 5%; (e) electricity in accordance with the terms and conditions in Section 7.02; (f) access to the Building for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such protective services or monitoring systems, if any, as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or use of card keys, but in all events subject to Section 7.06 below; and (g) subject to Section 7.06 below, such other services as Landlord reasonably determines are necessary or appropriate for the Property. Tenant acknowledges that the additional costs Tenant is obligated to pay for services outside of Building Service Hours may include minimum charges incurred by Landlord to provide such service for periods longer than actually requested by Tenant. Without limiting the generality of the foregoing, by way of example only, Tenant may request freight elevator service for 1 hour beyond Building Service Hours, but if Landlord must incur a minimum charge of union labor for 4 hours in order to provide such 1 hour of requested service, Tenant shall reimburse Landlord for the minimum charge of 4 hours (plus an administration fee if applicable). Notwithstanding anything contained in this Lease to the contrary, if Baxter assumes the obligations of Landlord with respect to management of the Building in accordance with Section IV of Exhibit F, Tenant shall not be charged any administrative fees by or on account of Landlord as provided in clauses (b) and (d) of this Section 7.01. Tenant shall participate in any recycling programs adopted by Landlord. Tenant shall (i) obtain, at Tenant’s sole cost and expense, any services that are required for Tenant to operate its business in the Premises and that are not Landlord’s express responsibility under this Lease and (ii) pay, prior to delinquency, for all such services, and if Tenant fails to timely do so, Landlord may, at its option (and without any obligation to investigate the validity of the amounts due), do so and Tenant shall reimburse Landlord therefor (plus interest at the Interest Rate until paid, including after the entry of any judgment) upon demand. Landlord shall have the right to designate the service provider for any such services, subject to Section 7.06 below. If Landlord, at Tenant’s request, elects to provide any services which are not Landlord’s express obligation under this Lease, including, without limitation, any repairs which are Tenant’s responsibility pursuant to Article 9 below, Tenant shall pay Landlord, or such other party designated by Landlord, the actual, out-of-pocket cost of providing such service plus, to the extent permitted by applicable Laws, a reasonable administrative charge not to exceed 5% of such cost. Notwithstanding anything to the contrary contained herein, (1) Tenant shall not be required to pay any charges for the following used prior to the applicable Commencement Date for each space constituting the Premises in connection with construction of the Initial Alterations: freight elevator(s), HVAC or water; and (2) Tenant shall not be required to pay any electrical charges used in connection with construction of the Initial Alterations prior to (A) with respect to Space 1, Space 3 and Space 6, the earlier of the date on which Tenant commences beneficial use of Space 1, Space 3 and Space 6, respectively, and the Space 1, Space 3 and Space 6 Commencement Date, (B) with respect to Space 2, the Space 2 Commencement Date, (C) with respect to Space 4, the Space 4 Commencement Date, and (D) with respect to Space 5, the Space 5 Commencement Date.

7.02. Subject to the provision below with respect to excess electrical usage, electricity and water used by Tenant in the Premises shall be paid for by Tenant: (a) through inclusion in Expenses with respect to water and all electricity usage other than for lighting and outlets in the Premises; or (b) by separate charge billed by the applicable utility company and payable directly by Tenant with respect to electricity for lighting and outlets in the Premises. Without the consent of Landlord, Tenant’s use of electrical service shall not exceed the Building capacity, per square foot, as reasonably determined by Landlord, based upon the Building standard electrical design load. If Landlord charges Tenant a separate charge for electricity or water, Landlord shall have the right to measure usage of such utility by any commonly accepted method, including, without limitation, installing (or requiring Tenant to install) measuring devices such as submeters and check meters, at Tenant’s expense. The cost of electricity and water to be paid by Tenant shall include all federal, state and local taxes imposed upon or payable in connection with utility services. To the extent utility charges to the Premises are not billed directly to Tenant, Landlord shall include the cost thereof in Expenses without any markup.

7.03. Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of maintenance, repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 26.03) or any other cause (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. Without limiting the foregoing, Tenant agrees that Landlord shall not be liable to Tenant for any loss or damage, including the theft of Tenant’s Property, arising out of or in connection with the failure of any security services, personnel or equipment. However, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of

3 consecutive Business Days as a result of a Service Failure that is reasonably within the control of Landlord to correct (provided that such 3 Business Day period shall be extended to the extent that Landlord is delayed in correcting the Service Failure due to Force Majeure [as defined in Section 26.03]), then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 4th consecutive Business Day after the later to occur of (a) the Service Failure and (b) the date Landlord receives notice of the Service Failure from Tenant, and ending on the day the service has been restored. In addition, if such Service Failure that is reasonably within the control of Landlord to correct continues for 365 consecutive days (subject to delays caused by events of Force Majeure) and is not being diligently remedied by Landlord, Tenant, as its sole remedy, shall have the right to elect to terminate this Lease within 30 days after the expiration of said 365-day period without penalty, by delivering written notice to Landlord of its election thereof; provided, however, if Landlord is diligently pursuing the repair or restoration of the service, Tenant shall not be entitled to terminate the Lease but rather Tenant’s sole remedy shall be to abate Rent as provided above. If the entire Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated based on the square footage of the Premises that is not usable for the Permitted Use. For purposes of this Lease, the Premises shall be deemed to be untenantable only if the Premises (or the portion thereof claimed to be untenantable) cannot be used for the use contemplated hereunder and Tenant has actually ceased using the same. During any Service Failure, Landlord and Tenant shall, using commercially reasonable efforts and in good faith, cooperate to provide for alternative utilities or services, as applicable, on a temporary basis until the utility or service is restored.

7.04. If any lights, machines, equipment or methods or operation are used by Tenant in the Premises which materially affect the temperature otherwise maintained by the HVAC system of the Building or generate substantially more heat in the Premises than would be generated by lighting standard to the Building and normal tenant use, Landlord shall have the right to install any machinery and equipment which Landlord deems necessary to restore the temperature balance in any affected part of the Building. The reasonable, out-of-pocket cost thereof, including the cost of installation and any additional cost of operations and maintenance occasioned thereby, shall be paid by Tenant to Landlord within thirty (30) days after written demand therefor.

7.05. Tenant agrees to cooperate fully, at all times, with Landlord in abiding by all reasonable regulations and requirements which Landlord may prescribe to conserve energy related services or for the proper functioning and protection of all utilities and services reasonably necessary for the operation of the Premises and the Building.

7.06. Provided the Lease has not been assigned (other than pursuant to a Permitted Transfer or Baxalta Transfer):

(a) Notwithstanding the terms of Section 7.01(f), subject to Landlord’s reasonable consent and prior review and approval of any applicable plans and specifications (which consent shall not be unreasonably withheld, conditioned or delayed), Tenant shall have the right, from time to time, to establish and implement reasonable security procedures and policies upon at least sixty (60) days prior notice to Landlord, and to install reasonable security features, such as alarm systems, gates and fencing at the Property (collectively, “Security System”). The cost of implementing such procedures and policies shall be included in Expenses if provided by Landlord at the request of Tenant. If Tenant exercises its right to install the Security System, Tenant shall install the Security System pursuant to Section 9.03, and the cost of installation shall be paid directly by Tenant to the contractors performing the work in accordance with Section 9.03. In addition, if Tenant exercises its right to install the Security System, then thereafter, (i) Tenant shall keep and maintain the Security System in good working order, condition and repair throughout the Term of this Lease at Tenant’s sole cost, (ii) the installation, maintenance, use and operation of the Security System shall comply with all applicable Laws and the terms of this Lease, and (iii) Tenant shall provide Landlord with key cards or access codes, as applicable, to permit Landlord access to the Property and the Premises, subject to Article 10 and the other terms of this Lease. Tenant acknowledges and agrees that, if Tenant exercises its right to install the Security System, the use, installation, operation, maintenance and repair thereof shall be at Tenant’s sole risk and Landlord shall have no liability whatsoever in connection therewith. Tenant hereby waives any and all claims against Landlord for any damages arising from Tenant’s exercise of its rights under this Section 7.06(a). Furthermore, Tenant agrees to indemnify, defend and hold Landlord and the Landlord Related Parties (as defined in Article 13) harmless from and against any and all Claims (as defined in Article 13) arising in any manner from implementation of procedures and policies requested by tenant and from Tenant’s installation, operation (including, without limitation, the failure to operate), use, repair or maintenance of the Security System. At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall, at Landlord’s option, remove the Security System from the Property and restore the affected portions of the Property to the condition which existed prior to the installation of the Security System.

(b) Upon request by Tenant at least ninety (90) days prior to Tenant’s desired effective date, Tenant, at its sole cost, may provide security services for the Property through its own personnel or personnel engaged by Tenant directly, in which event Landlord shall no longer provide the services, if any, described in Section 7.01(f) above, provided such security services furnished by Tenant are reasonably satisfactory to Landlord, and the costs of the services, if any, described in Section 7.01(f) above, to the extent no longer provided, shall not be included in Expenses. If Tenant so elects to provide security services, Tenant waives any and all claims against Landlord for any damages arising from Tenant’s exercise of its rights under this Section 7.06(b). Furthermore, Tenant agrees to indemnify, defend and hold Landlord and the Landlord Related Parties harmless from and against any and all Claims arising in any manner from Tenant’s provision of security services for the Property (including, without limitation, any failure to provide such services). The foregoing shall not affect Tenant’s obligation to assume certain security functions as described and under the conditions set forth in Section 9.04.

(c) To the extent Tenant exercises any of its rights in this Section 7.06 prior to the date on which Landlord delivers Space 2, Space 4 or Space 5 to Tenant, Tenant shall not unreasonably interfere with access of Barilla or Milliman to their respective premises 24 hours per day, 7 days per week. Tenant, at its cost, shall furnish Barilla and Milliman with a sufficient number, as determined by Barilla and Milliman, respectively, of key cards, fobs and/or any other devices necessary to gain access to the Building and the Property and installed by Tenant.

7.07. During the Term of this Lease, Tenant shall be entitled to use Tenant’s Pro Rata Share of all parking areas at the Property (including, without limitation, the indoor parking areas). Tenant’s use of such parking areas shall be subject to the terms of Exhibit H.

8.	Leasehold Improvements.

All improvements in and to the Premises, including any Alterations (defined in Section 9.03) (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant, provided that Tenant, at its expense, shall remove any

Cable (defined in Section 9.01 below), unless Landlord directs Tenant to leave such Cable in place as of the Termination Date. Tenant, at Tenant’s expense, shall remove any internal stairways, data centers, raised floors, personal baths and showers, vaults, rolling file systems, the Concrete Pads (defined in Section 9.04), and any portion(s) of the Cafeteria and/or Fitness Center other than in the location of the Cafeteria and/or Fitness Center, respectively, as of the Effective Date (collectively, the “Required Removables”) before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to perform its obligations under this Article 8 in a timely manner, Landlord may perform such work at Tenant’s expense. Landlord shall, at the time it provides its approval for any proposed Alteration, including any Initial Alterations, as such terms may be defined in the Work Letter attached as Exhibit C, advise Tenant in writing whether the particular Alteration, including any Initial Alterations, or any portion thereof, will be included as a Required Removable, provided, however, Tenant shall remove the Required Removables listed above in accordance with this Article 8 without further notification from Landlord unless prior to the Termination Date Landlord directs Tenant to leave any of such Required Removables in place as of the Termination Date. Notwithstanding anything contained herein to the contrary, in no event shall Tenant be responsible for the removal of any supplemental HVAC units previously installed at the Property by Catamaran at the end of the Term.

9.	Repairs and Alterations.

9.01. Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair. Tenant shall promptly provide Landlord with notice of any such conditions. Tenant, at its sole cost and expense, shall promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear and damage by casualty (subject to Article 16 below) excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) Alterations (described in Section 9.03); (f) supplemental air conditioning units, restrooms, kitchens, including hot water heaters, plumbing, and similar facilities and other mechanical (including HVAC), electrical, plumbing and fire/life safety systems and equipment exclusively serving Tenant, whether such items are installed by Tenant, or by Landlord for the benefit of Tenant, or are currently existing in the Premises; (g) electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”) and (h) window blinds. All repairs and other work performed by Tenant or its contractors, including that involving Cable, shall be subject to the terms of Section 9.03 below. If Tenant fails to make any repairs to the Premises for more than 30 days after written notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs, and, within 30 days after demand, Tenant shall pay the reasonable, out-of-pocket cost of the repairs, together with an administrative charge in an amount equal to 10% of such cost of the repairs.

9.02. (a) Landlord shall keep and maintain in good repair and working order and perform maintenance upon the: (a) structural elements of the Building; (b) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (c) Common Areas; (d) roof of the Building; (e) exterior windows of the Building; and (f) elevators serving the Building. Landlord shall promptly make repairs for which Landlord is responsible.

(b) Notwithstanding anything to the contrary contained herein, if Landlord at any time fails to perform any of its obligations under this Lease to repair and/or maintain the Building (“Unperformed Repair”), Tenant shall give Landlord written notice of the need for such

Unperformed Repair. To be valid, any such notice must specifically refer to this Section and must include the words “DEMAND TO CURE DEFAULT – SELF HELP NOTICE” in capital, bold letters at the top of the notice. If Landlord fails to perform or commence to perform and diligently pursue completion of said Unperformed Repair within 20 days following receipt of such notice, Tenant shall be obligated to provide Landlord with an additional 10 day written notice notifying Landlord again of the need for such Unperformed Repair and that Landlord has failed to respond to the 20 day notice. Such additional 10 day notice must state that if Landlord fails to perform or commence to perform and diligently pursue completion of said Unperformed Repair within such 10 day period, Tenant shall have the right to exercise its self-help remedies in accordance with the terms of this Lease. If Landlord fails to perform or commence to perform and diligently pursue completion of such Unperformed Repairs within the applicable time frame, Tenant shall have the right to make such Unperformed Repairs in accordance with all applicable Laws. In the event that Tenant exercises its right of self-help in accordance with the terms and conditions of this Section 9.02(b), Landlord shall reimburse Tenant for the reasonable, out-of-pocket costs incurred by Tenant with respect thereto, together with an administrative charge equal to 10% of the reasonable out-of-pocket cost of the Unperformed Repair performed by Tenant (collectively, the “Repair Reimbursement”), within 30 days after receipt by Landlord of an invoice from Tenant. Any such work Tenant contracts for shall be at competitive rates. Subject to the other terms of this Section 9.02(b) (including the cost limitation), in the event of an emergency resulting from Landlord’s failure to perform its obligations under this Lease, prior to performing such obligation, Tenant shall only be required to give notice such as is practical given the situation (which at least must include oral notice to the property manager) before performing such obligation and Tenant may only take such action as is necessary to remedy the emergency. If Landlord fails timely to reimburse Tenant for any portion of the Repair Reimbursement when due, Tenant shall have the right to provide Landlord with a second notice that the Repair Reimbursement is due. Tenant’s second request shall specifically include the following statement, in capital lettering as follows: “LANDLORD’S FAILURE TO PAY THE REPAIR REIMBURSEMENT WITHIN A PERIOD OF 5 BUSINESS DAYS FOLLOWING THE DATE OF LANDLORD’S RECEIPT OF THIS SECOND REQUEST SHALL ENTITLE TENANT TO OFFSET RENT.” If Landlord fails to pay the Repair Reimbursement to Tenant within such 5 Business Days, then, as Tenant’s sole remedy, Tenant shall have the right to deduct any such unpaid portion of the Repair Reimbursement, together with interest at the Interest Rate, from the next installment(s) of Rent due under this Lease until Tenant has received full credit or otherwise has been fully reimbursed for the unpaid portion of the Repair Reimbursement due to Tenant. Landlord’s payment of the Repair Reimbursement or Tenant’s offset of the Repair Reimbursement if not paid by Landlord shall not prevent Landlord from including the Repair Reimbursement (to the extent actually reimbursed or offset) within Expenses if and to the extent the cost of the repair or maintenance covered by such Repair Reimbursement would otherwise be included in Expenses.

9.03. Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Building mechanical, electrical, plumbing and fire/life safety systems and equipment serving or designed to serve more than one occupant of the Building (the “Common Systems”) or the structure of the Building; and (d) does not require work to be performed inside the walls, below the floor or above the ceiling of the Premises or outside of the Premises. Cosmetic Alterations shall be subject to all the other provisions of this

Section 9.03. In connection with any Alteration which requires the prior consent of Landlord, if Landlord fails to grant or withhold such consent within 7 Business Days after Landlord’s receipt of such plans, specifications and/or other documents reasonably requested by Landlord in connection therewith, and such failure continues for five (5) additional Business Days after a second written request from Tenant stating in capital, bold letters that, pursuant to the terms of this Section 9.03, Landlord’s failure to grant or withhold such consent within such five (5) Business Days shall be deemed granting such consent, then Landlord shall be deemed to have granted its consent. Prior to starting work, Tenant shall furnish Landlord with plans and specifications reasonably acceptable to Landlord (which shall be in CAD format if requested by Landlord), provided such plans and specifications shall not be subject to Landlord’s prior approval for Cosmetic Alterations; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to structural alterations, fire/life safety systems, or other Common Systems, and further provided any such contractor designated by Landlord shall provide such services at a rate competitive with the rates that could be obtained directly by Tenant, on an individual basis, for comparable services from reputable contractors located in the service area of the Premises); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts and with coverages and waivers of subrogation reasonably required by Landlord and naming Landlord and the Additional Insureds (as defined in Article 14) as additional insureds (pursuant to the form of additional insured endorsement providing the broadest coverage for the additional insured). All Cable shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Cable with wire) to show Tenant’s name, suite number, and the purpose of such Cable (i) every 6 feet outside the Premises (specifically including, but not limited to, the electrical room risers and any Common Areas), and (ii) at the termination point(s) of such Cable. Changes, other than de minimis changes, to the plans and specifications for Alterations which initially required Landlord’s prior consent must also be submitted to Landlord for its approval, which approval shall not be unreasonably withheld, conditioned or delayed. Alterations shall comply with applicable Laws and shall be constructed in a good and workmanlike manner, using materials of a quality reasonably approved by Landlord, and Tenant shall ensure that no Alteration impairs any of the Common Systems or Landlord’s ability to perform its obligations hereunder. Tenant shall comply (and shall cause the Tenant Related Parties and their respective contractors and vendors to comply) with Landlord’s reasonable rules, regulations and procedures for the performance of work in the Building. Tenant shall reimburse Landlord for any out-of-pocket sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. In addition, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any non-Cosmetic Alterations equal to 5% of the cost of any non-Cosmetic Alterations costing under $100,000.00 and 3% of the cost of any non-Cosmetic Alterations costing $100,000.00 or more (“Landlord Coordination Fee”). Upon completion, Tenant shall furnish “as-built” plans (in CAD format, if requested by Landlord) for non-Cosmetic Alterations, completion affidavits and full and final waivers of lien. Neither Landlord’s approval of an Alteration or the plans therefor nor Landlord’s coordination or oversight of an Alteration shall be deemed a representation by Landlord that the Alteration complies with applicable Laws or is structurally sound or adequate for its intended purpose.

9.04. (a) Subject to the terms of this Lease, including, without limitation, Landlord’s prior approval of any plans and specifications pursuant to Section 9.03, and after the date on which Landlord delivers Space 2 to Tenant, Tenant may, as part of the Initial Alterations and/or a later Alteration, (i) construct a deck (the “Parking Deck”) for additional parking over the existing parking areas at the Property, provided Landlord’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) shall also include the location of such deck, the number of additional parking spaces included in such deck and the number of spaces, if any, lost in the existing parking areas of the Property as a result of construction of such deck, and/or (ii) perform such changes and improvements to the lobby of the Building (the “Lobby”) to reconfigure and use the Lobby as if the Lobby were part of the Premises, and thereafter the Lobby shall be deemed part of the Premises for all purposes of the Lease, except the Lobby shall not be included in the Premises in calculating Base Rent or in the calculation of Tenant’s Pro Rata Share and the Lobby shall not be deemed part of the Premises for purposes of any rent abatement or rent adjustment set forth in this Lease, including, without limitation, Sections 7.03, 16.02 and 17. If Tenant elects to perform such changes and improvements, Tenant, at its cost, shall assume for the Term of this Lease all responsibility for security in the Lobby, including, without limitation, security personnel stationed in the Lobby. Subject to the terms of this Section 9.04(a), Tenant acknowledges that it may commence work on the Parking Deck and/or in the Lobby prior to the date on which the current tenant in Space 4 (“Milliman”) vacates Space 4. Prior to the date on which Landlord delivers Space 4 to Tenant, (a) Tenant shall not interfere in any manner with Milliman’s use of at least 34 parking spaces in such surface parking lots, and (b) Milliman shall at all times have reasonable access to Space 4 through the Lobby from the exterior of the Building. Prior to the date on which Milliman has contractually agreed to vacate Space 4 (which is September 30, 2015 as of the Effective Date), Tenant shall not materially reduce the aggregate number of parking spaces available in the surface parking lots at the Property.

(b) In connection with construction of the work described in Exhibit J attached hereto, and provided such work occurs within the first 3 years of the Term, Landlord shall not charge any Landlord Coordination Fee but Tenant shall reimburse Landlord for the reasonable costs, as determined by Landlord, for the review of Tenant’s plans therefor and general supervision of such construction by Landlord’s employees, in addition to Tenant’s obligation to reimburse Landlord for the reasonable actual out-of-pocket costs incurred by Landlord for third party examination of Tenant’s plans for such work. Notwithstanding anything in this Lease to the contrary, there will be no duplication in charges to the Tenant by reason of the provision in this Lease and Exhibit B setting forth Tenant’s obligation to reimburse Landlord for Expenses or by reason of any other provision in this Lease.

10.	Entry by Landlord.

Landlord and the Landlord Related Parties may enter the Premises to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building or to perform any of its obligations or exercise any of its rights under this Lease. Except in emergencies or to provide Building services, Landlord (i) shall provide Tenant with reasonable prior verbal notice of entry; (ii) shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises; (iii) shall be accompanied by a representative of Tenant, and (iv) may only enter the Premises to show prospective tenants during the last 18 months of the Lease Term or during an uncured Default by Tenant. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Building Service Hours. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11.	Assignment and Subletting.

11.01. Except in connection with a Permitted Transfer (defined in Section 11.04), BCU Transfer (defined in Section 11.06), Research Partner Transfer (defined in Section 11.08) and

Baxalta Transfer (defined in Section 11.07), Tenant shall not assign (by operation of Law or otherwise), transfer or encumber any interest in this Lease or sublease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if Tenant is in Default under this Lease or if, in Landlord’s reasonable judgment, the proposed transferee does not have sufficient financial means to perform all of its obligations under this Lease or the sublease, as applicable, or its business is not suitable for a first class building like the Building or if Landlord has had prior unsatisfactory dealings with the proposed transferee or the proposed transferee is a governmental entity or entity entitled to sovereign immunity or if the proposed Transfer is a sublease for less than 1 “wing” of 1 floor of the Building (which is approximately 21,000 Rentable Square Feet) or if Landlord has any other commercially reasonable basis for withholding consent. If the entity(ies) which directly or indirectly controls the voting shares/rights of Tenant (other than through the ownership of voting securities listed on a recognized securities exchange) changes at any time, whether in a single transaction or a series of transactions, such change of ownership or control shall constitute a Transfer. Notwithstanding the foregoing, Tenant may sublease (but not assign) not more than an aggregate of 20% of the Rentable Square Feet in the Premises during the Term without Landlord’s prior consent provided Tenant shall notify Landlord of such transfer at least 20 days in advance of the effective date of such sublease and furnish Landlord, together with such notice, a copy of the document evidencing such sublease; in no event shall any such sublease release or relieve Tenant from any of its obligations under this Lease. Any Transfer in violation of this Section shall, at Landlord’s option be deemed a Default by Tenant as described in Article 18, and shall be voidable by Landlord. Except under the conditions set forth in Section 11.07, in no event shall any Transfer, including a Permitted Transfer, Research Partner Transfer or BCU Transfer, release or relieve Tenant from any obligation under this Lease or Guarantor from any obligation under the Guaranty, and Tenant shall remain primarily liable for the performance of the tenant’s obligations under this Lease, as amended from time to time.

11.02. Except in connection with a Permitted Transfer, BCU Transfer, Research Partner Transfer and Baxalta Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee (or, in the case of a change of ownership or control, for the proposed new controlling entity(ies)), a fully executed copy of the proposed assignment, sublease or other Transfer documentation and such other information as Landlord may reasonably request. Within 15 Business Days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the Transfer in writing and provide specific reasons for such refusal; or (c) in the event of an assignment of this Lease (other than in connection with a Permitted Transfer or Baxalta Transfer) or subletting of all or substantially all of the Rentable Square Footage of the Premises, recapture the portion of the Premises that Tenant is proposing to Transfer. If Landlord fails to respond to any request for consent within the 15-Business Day period set forth above, Tenant shall have the right to provide Landlord with a second request for consent. Tenant’s second request for consent must contain the necessary Transfer information and documentation and specifically include the following statement, in capital lettering as follows: “LANDLORD’S FAILURE TO RESPOND WITHIN A PERIOD OF 5 BUSINESS DAYS FOLLOWING THE DATE OF LANDLORD’S RECEIPT OF THIS SECOND REQUEST SHALL BE DEEMED TO BE AN APPROVAL BY LANDLORD TO THE TRANSFER DESCRIBED HEREIN.” If Landlord’s failure to respond continues for 5 Business Days after its receipt of the second request for consent, the Transfer for which Tenant has requested consent shall be deemed to have been approved by Landlord. If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer, although Landlord may require Tenant to execute a reasonable amendment or other document reflecting such reduction or termination. Tenant shall pay Landlord a review fee of $1,500.00 for Landlord’s review of any Permitted Transfer (but not a BCU Transfer, Research Partner Transfer or Baxalta Transfer) or requested Transfer, provided if Landlord’s actual reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees) exceed $1,500.00, Tenant shall reimburse Landlord for its actual reasonable out-of-pocket costs and expenses in lieu of a fixed review fee.

11.03. Except in connection with a Permitted Transfer, a BCU Transfer, Research Partner Transfer and the Baxalta Transfer, Tenant shall pay Landlord 50% of all rent and other consideration which Tenant receives as a result of a Transfer (“Transfer Consideration”) in the case of an assignment and all Transfer Consideration that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer, in the case of a sublease. Tenant shall pay Landlord for Landlord’s share of the excess within 30 days after Tenant’s receipt of the excess. In determining the excess due Landlord, Tenant may deduct from the excess (prior to splitting the same with Landlord), on a straight-line basis, all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer, including, without limitation, marketing expenses, tenant improvement funds expended by Tenant, alterations, architectural/engineering costs, brokerage commissions, attorneys’ fees actually paid by Tenant and reimbursements to Landlord as outlined in Section 11.02 above. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

11.04. Tenant may assign this Lease to a successor to Tenant by merger, consolidation or the purchase of substantially all of Tenant’s assets (“Permitted Successor Event”), or assign this Lease or sublet all or a portion of the Premises to an Affiliate (defined below), without the consent of Landlord, provided that all of the following conditions are satisfied (each a “Permitted Transfer”): (a) Tenant must not be in Default; (b) Tenant must give Landlord written notice at least 10 Business Days before such Permitted Transfer; (c) the Permitted Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease to get consent to a Transfer; (d) if the Permitted Transfer is a Permitted Successor Event, Tenant’s successor (or an approved guarantor of Tenant’s successor pursuant to a form of guaranty substantially similar to the Guaranty attached to this Lease as Exhibit I) shall own all or substantially all of the assets of Tenant and Tenant’s successor (or such approved guarantor) shall have a tangible net worth at least equal to $1,000,000,000.00; and (e) if the Permitted Transfer is a Permitted Successor Event, Tenant’s successor (or such approved guarantor) shall be a company whose voting securities are listed on a recognized securities exchange. Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied, to the extent applicable. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant and the term “control” shall mean ownership of a majority of the voting shares/rights of the applicable entity.

11.05. Notwithstanding anything to the contrary contained in this Article 11, neither Tenant nor any other person having a right to possess, use, or occupy (for convenience, collectively referred to in this subsection as “Use”) the Premises shall enter into any lease, sublease, license, concession or other agreement for Use of all or any portion of the Premises which provides for rental or other payment for such Use based, in whole or in part, on the net income or profits derived by any person that leases, possesses, uses, or occupies all or any portion of the Premises (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a transfer of any right or interest in the Use of all or any part of the Premises. Each and every assignment and sublease shall be expressly subject and subordinate to each and every provision contained in this Lease. Each assignee (including, without limitation, an assignee pursuant to a Permitted Transfer) shall expressly assume in writing for the benefit of Landlord the obligations of Tenant under this Lease and shall be liable jointly and severally with Tenant for the payment of the Rent and the performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Term.

11.06. In addition to a Permitted Transfer, Tenant may sublease a portion of the Premises not to exceed 2,500 Rentable Square Feet (the “BCU Premises”) to Baxter Credit Union, or its successor (“BCU”) without the consent of Landlord, provided that all of the following conditions are satisfied (“BCU Transfer”): (a) Tenant must not be in Default; (b) Tenant must give Landlord written notice at least 10 Business Days before such BCU Transfer; and (c) the term of such sublease shall expire at least one day prior to the Termination Date. Tenant’s notice to Landlord shall include information and documentation evidencing the BCU Transfer and showing that each of the above conditions has been satisfied, to the extent applicable.

11.07. In addition to a Permitted Transfer and BCU Transfer, Tenant may assign its entire interest under this Lease to Baxalta US Inc., a Delaware corporation (“Baxalta”) without the consent of Landlord, provided that all of the following conditions are satisfied (“Baxalta Transfer”): (a) Tenant must not be in Default; (b) Tenant must give Landlord written notice at least 10 Business Days before such Baxalta Transfer; (c) Baxalta or Baxalta Parent (as hereinafter defined) must be a company whose voting securities are listed on a recognized securities exchange as of the date of the Baxalta Transfer; (d) Baxalta or Baxalta’s parent company Baxalta Incorporated, a Delaware corporation (“Baxalta Parent”) must have a market capitalization equal to at least $10,000,000,000.00 as of the date of the Baxalta Transfer; (e) Baxalta shall expressly assume in writing for the benefit of Landlord, pursuant to an assumption agreement reasonably satisfactory to Landlord, the obligations of Tenant under this Lease, including, without limitation, the payment of the Rent and the performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Term; and (f) if Baxalta Parent, and not Baxalta, has met the criteria set forth in clauses (b) and (c) of this Section 11.07, Baxalta Parent shall execute a guaranty of this Lease (the “Baxalta Parent Guaranty”) in the form attached hereto as Exhibit I and thereafter, Baxalta Parent shall be deemed to be the Guarantor as defined in this Lease and the Baxalta Parent Guaranty shall be deemed to be the Guaranty as defined in this Lease. Tenant’s notice to Landlord shall include information and documentation evidencing the Baxalta Transfer and showing that each of the above conditions has been satisfied, to the extent applicable, and provided such conditions are satisfied, Landlord shall fully release (x) Tenant from any and all obligations under this Lease and (y) Guarantor from any and all obligations under the Guaranty as of the effective date of the Baxalta Transfer. Landlord agrees to execute such documentation as may be reasonably requested by Tenant or Guarantor to evidence such release.

11.08. In addition to a Permitted Transfer and BCU Transfer, Tenant may sublease or license a portion of the Premises not to exceed 25,000 Rentable Square Feet to a Research Partner (as such term is hereafter defined) without the consent of Landlord (a “Research Partner Transfer”), provided that all of the following conditions are satisfied: (a) Tenant must not be in

Default; (b) Tenant must give Landlord written notice at least 10 Business Days before such Research Partner Transfer; and (c) the term of such Research Partner sublease shall expire at least one day prior to the Termination Date. Tenant’s notice to Landlord shall include information and documentation evidencing the Research Partner Transfer and showing that each of the above conditions has been satisfied, to the extent applicable. As used herein, the term “Research Partner” shall mean a person or entity that is actively engaged with Tenant in collaborative research activities pursuant to a written agreement, which activities involve (i) shared sources of research funding for the same or related project, (ii) use of shared specialized equipment, specialized research techniques or core services, or (iii) joint development or testing of a product or technique or scientific advance.

12.	Liens.

Tenant shall not permit mechanics’ or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees. Tenant, within 30 days of notice from Landlord, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law and, if Tenant fails to do so, Tenant shall be deemed in Default under this Lease (without any further notice or opportunity to cure) and, in addition to any other remedies available to Landlord as a result of such Default by Tenant, Landlord, at its option, may bond, insure over or otherwise discharge the lien and Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees.

13.	Indemnity and Waiver of Claims.

13.01. Subject to Article 15 of this Lease, Tenant hereby agrees to indemnify, defend and hold Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Article 23) and agents (the “Landlord Related Parties”) harmless from and against any and all claims, charges, liabilities, obligations, penalties, causes of action, liens, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (to the extent permitted by Law) (collectively, “Claims”) for property damage, personal injury or any other matter arising, claimed, charged or incurred against or by Landlord or any of the Landlord Related Parties in connection with or relating to any event, condition, matter or thing which (a) occurs in, at or about the Premises from any cause, except to the extent due to the negligence or willful misconduct of Landlord or any of the Landlord Related Parties, or (b) occurs in, at or about the remainder of the Property to the extent due to the negligence or willful misconduct of Tenant or any of its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (the “Tenant Related Parties” and together with the Landlord Related Parties, the “Related Parties”), or (c) is caused by or relates to any default, breach, violation or non-performance by Tenant of any provision of this Lease. Notwithstanding anything to the contrary contained herein, Tenant hereby waives all claims against and releases Landlord and the Landlord Related Parties from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (i) Force Majeure, (ii) acts of third parties, (iii) the bursting or leaking of any tank, water closet, drain or other pipe, (iv) the inadequacy or failure of any security or protective services, personnel or equipment, or (v) any matter not within the reasonable control of Landlord.

13.02. Subject to Article 15 of this Lease, Landlord hereby agrees to indemnify, defend and hold Tenant and the Tenant Related Parties harmless from and against any and all Claims for property damage, personal injury or any other matter arising, claimed, charged or incurred against or by Tenant or any of the Tenant Related Parties in connection with or relating to any event, condition, matter or thing which (a) occurs in, at or about the Property to the extent due to the negligence or willful misconduct of Landlord or any of the Landlord Related Parties or (b) is caused by or relates to any default, breach, violation or non-performance by Landlord of any provision of this Lease.

14.	Insurance.

14.01. Commencing on the Commencement Date or, if earlier, the date the Tenant enters the Premises for any purpose, Tenant shall maintain the following insurance (“Tenant’s Insurance”): (a) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $5,000,000; (b) Property and Business Income Coverage Insurance written on an All Risk or Special Cause of Loss Form, including flood, earthquake and water damage of all types, including sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises (“Tenant’s Property”) and all Leasehold Improvements in the Premises (whether installed by Tenant or another party); (c) Workers’ Compensation Insurance in amounts required by Law; and (d) Employers Liability insurance with limits of not less than the following: each accident $500,000.00; disease $500,000.00; disease (each employee), $500,000.00; and (e) if alcoholic beverages are sold, used, delivered or stored in or from the Premises (and such alcoholic beverages shall only be sold in or from the Premises if Tenant’s Permitted Use expressly so allows), Tenant shall maintain throughout the Term at its expense, liquor liability insurance or dram shop liability insurance (as applicable) (“Liquor Insurance”) with combined single limits of not less than $2,000,000 per occurrence covering any claims relating to the manufacture, storage, sale, use or giving away of any alcoholic or other intoxicating liquor or beverage, which claims could be asserted against Landlord, Tenant or the Premises. Whenever good business practice, in accordance with industry standards, indicates the need for additional insurance in connection with the Premises or Tenant’s use and occupancy thereof, as reasonably determined by Landlord, Tenant shall, upon request from Landlord, obtain such insurance at Tenant’s expense and provide Landlord with evidence thereof, subject to the terms and provisions of this Article, provided, however, that in no event may Landlord or Mortgagee require Tenant to increase such limits more than one time every 5 years during the Term. Any company writing Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII or an S&P rating of not less than A. Unless Tenant self-insures in compliance with the terms of Section 14.02, all such liability polices shall name as additional insureds (pursuant to the form of additional insured endorsement providing the broadest possible coverage for the additional insureds) the following: Hub Mid-West LLC, the managing agent for the Building, Equity Commonwealth, Equity Commonwealth Management LLC, and their respective successors and assigns and, with respect to such parties, their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord and its successors and assigns as the interest of such designees shall appear (the “Additional Insureds”). In addition, Landlord shall be named as a loss payee with respect to Tenant’s Property Insurance on the Leasehold Improvements. Tenant shall give Landlord and its designees at least 30 days’ advance written notice of any cancellation, termination, material change or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance. Tenant’s insurance shall be primary and any insurance carried by the Additional Insureds shall be excess and non-

contributory. Required limits may be provided by a combination of primary and/or excess or umbrella policies provided that all other terms and conditions of this Section are complied with. Tenant’s Insurance may provide for reasonable deductibles or self-insured retentions and any deductible or retention shall be the responsibility of Tenant. Except as specifically provided to the contrary, the limits of Tenant’s Insurance shall not limit its liability under this Lease. In the event Tenant’s occupancy or operation causes any increase of premiums for the property coverage and/or casualty rates on the Premises or Building or any part thereof or causes any increase in the premiums for any other insurance policy that may be carried by Landlord above the rate for the least hazardous type of occupancy legally permitted in the Premises, Tenant shall pay the additional premium with respect to such insurance policies by reason thereof within 30 days following the billing thereof as Additional Rent.

14.02. Provided (a) Tenant delivers to Landlord at least 30 days prior to the date Tenant will commence such self-insurance, a letter on Tenant’s letterhead specifying the types of coverages and the liability limits with respect to which Tenant is self-insuring, (b) such self-insurance does not in any way decrease or diminish the insurance coverage provided for the protection of Landlord and the other Landlord Related Parties herein or reduce in any way the minimum required limits for coverage set forth in this Article 14, (c) Tenant delivers to Landlord its or Guarantor’s audited financial statements, reasonably satisfactory to Landlord, prepared in accordance with generally accepted accounting principles consistently applied and certified by an independent certified public accountant (provided, however, if and so long as Tenant or Guarantor files publicly available financial reports with the United States Securities and Exchange Commission or any successor agency, then Tenant will not need to deliver such financial statements to Landlord) evidencing that Tenant or Guarantor has a net worth as measured by its retained earnings (“Net Worth”) in the amount of $500,000,000.00 (“Minimum Net Worth”) or more as of the date of said statement, Tenant may self-insure for the coverages specified in Section 14.01(a), (b), (d) and (e). If Landlord permits Tenant to self-insure in accordance with the foregoing, then in order to be permitted to maintain such self-insurance, Tenant or Guarantor must maintain throughout the Term a Net Worth equal to at least the Minimum Net Worth and deliver to Landlord, within 90 days after the end of each of Tenant’s or Guarantor’s fiscal years, a statement in the form described above in clause (a). If at any time Tenant’s or Guarantor’s Net Worth is less than the Minimum Net Worth, then Tenant must obtain, provide, and keep in full force and effect insurance policies with the above referenced insurance coverage and provide Landlord with evidence of the same. If Tenant self-insures as described herein, then, for purposes of this Lease, any loss or damage to Tenant, Tenant’s Property, its leasehold interest, its business, the Premises or any additions or improvements thereto or contents thereof which would have been covered by the Property and Income Coverage Insurance otherwise required to be carried hereunder shall be deemed covered by and recoverable by Tenant under valid and collectible policies of insurance. Any self-insurance shall be deemed to contain all of the terms and conditions applicable to such insurance as required in this Article 14. Tenant’s or Guarantor’s obligations as a self-insurer shall survive the expiration or earlier termination of this Lease. So long as the coverage afforded Landlord, the other additional insureds and any designees of Landlord shall not be reduced or otherwise adversely affected, all or part of Tenant’s insurance may be carried under a blanket policy covering the Premises and any other of Tenant’s locations, or by means of a so called “umbrella” policy.

14.03. Landlord shall maintain the following insurance, together with such other insurance coverage as Landlord, in its reasonable judgment, may elect to maintain, the premiums of which will be included in Expenses: (1) Commercial General Liability insurance applicable to the Property, Building and Common Areas providing, on an occurrence basis, a minimum combined single limit of at least $5,000,000.00; and (2) All Risk Property Insurance on the Property at full replacement cost value as reasonably estimated by Landlord. Landlord shall provide Tenant with certificates of such insurance upon Tenant’s written request, not to be made more than once per calendar year. From time to time, as determined by Landlord in its reasonable discretion, Landlord shall obtain an insurance replacement cost appraisal on the Property. Landlord shall maintain commercially reasonable deductibles on any policies carried pursuant to this Section 14.03, the amount of any deductibles actually expended to be included in Expenses.

15.	Subrogation.

Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other, and the other’s Related Parties, for any loss or damage with respect to Tenant’s Property, Leasehold Improvements, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance. Landlord and Tenant shall each cause their property insurance policies to be properly endorsed to reflect the insurer’s waiver of its rights of subrogation. Landlord and Tenant agree that each party’s respective insurance shall be primary and not require contributions from any other valid and collectible insurance maintained by the parties. For the purposes of this waiver, any deductible with respect to a party’s insurance shall be deemed covered by and recoverable by such party under valid and collectable policies of insurance.

16.	Casualty Damage.

16.01. If all or any portion of the Premises becomes untenantable or inaccessible by fire or other casualty to the Premises or the Common Areas (collectively a “Casualty”), Landlord, with reasonable promptness (but in all events within 120 days following the date of the Casualty), shall cause a general contractor selected by Landlord to provide Landlord with a written estimate (“Completion Estimate”) of the amount of time required, using standard working methods, to substantially complete the repair and restoration of the shell and core of the Building and any Common Areas necessary to provide access to the Premises (“Landlord’s Restoration Work”), provided to the extent Tenant has elected to perform the work regarding or assume responsibility for the Security System, Parking Deck, Lobby, Cafeteria, Fitness Center and Concrete Pads as described in Sections 7.06(a) and 9.04 of this Lease and Sections VI and VI in Exhibit F, restoration of the Security System, Parking Deck, Lobby, Cafeteria, Fitness Center and Concrete Pads, as the case may be, shall not be deemed part of Landlord’s Restoration Work, provided, however, to the extent Landlord’s insurance required to be carried pursuant to Section 14.03 covers any portions of the Security System, Parking Deck, Lobby, Cafeteria, Fitness Center and/or Concrete Pads, Landlord shall nevertheless make available and pay over to Tenant any casualty insurance proceeds received by Landlord, if any, covering such portions, for use by Tenant in the restoration of any of such items. Landlord shall promptly forward a copy of the Completion Estimate to Tenant. If (a) the Completion Estimate indicates that Landlord’s Restoration Work cannot be substantially completed within 17 months from the date of the Completion Estimate, or (b) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the Casualty, then either party shall have the right to terminate this Lease upon written notice to the other within 30 days after Tenant’s receipt of the Completion Estimate, in the case of clause (a), and within 90 days after the date of the Casualty, in the case of clause (b). Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the negligence or willful misconduct of Tenant or any Tenant

Related Parties. In addition, either party by written notice to the other party, given within 90 days after the date of the Casualty, shall have the right to terminate this Lease if: (1) Landlord is not permitted by Law to rebuild the Property or the Building in substantially the same form as existed before the Casualty; or (2) a material loss to the Property occurs which is uninsured pursuant to the insurance coverages required to be maintained by Landlord under Section 14.03.

16.02. If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, complete Landlord’s Restoration Work. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. In no event shall Landlord be required to spend more for the Landlord’s Restoration Work than the proceeds received by Landlord. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Promptly following substantial completion of Landlord’s Restoration Work, Tenant shall commence and diligently pursue to completion the repair and restoration of the Premises (including, without limitation, the Leasehold Improvements) to a substantially similar condition as existed prior to the Casualty, and otherwise in accordance with the terms and conditions of this Lease. All proceeds of insurance carried by Tenant covering the Leasehold Improvements, Alterations and Tenant’s Property shall belong to and be payable to Tenant. If this Lease is terminated by Landlord or Tenant pursuant to Article 16 of this Lease, or if this Lease is terminated pursuant to any other Section hereof, or if Tenant does not repair and restore the Premises pursuant to this Lease, the proceeds of insurance carried by Tenant covering the Leasehold Improvements and Alterations in an amount equal to the then-current unamortized balance of the Allowance actually paid by Landlord to Tenant shall belong to and be payable to Landlord and any such proceeds received by Tenant up to the amount of the then-current unamortized balance of the Allowance actually paid by Landlord to Tenant shall be paid by Tenant to Landlord, with Tenant retaining any insurance proceeds in excess of such amount. Provided no monetary Default is then continuing, Rent shall abate for such portion of the Premises that is untenantable and not used by Tenant commencing on the date of such Casualty (or such later date on which all or a material portion of the Premises is rendered untenantable as a result of a Casualty) and ending on the date which is the earlier of (i) 9 months after Landlord has substantially completed Landlord’s Restoration Work, and (ii) the date on which Tenant commences beneficial use of such portion of the previously untenantable space for Tenant’s business operations. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

16.03. Provided this Lease has not otherwise been terminated pursuant to this Article 16, and subject to Section 26.03, if Landlord has not substantially completed Landlord’s Restoration Work by the date (the “Outside Completion Date”) which is the later of (i) 20 months following the date of the Completion Estimate, or (ii) the period estimated for substantial completion of Landlord’s Restoration Work as set forth in the Completion Estimate, then Tenant shall have the right to terminate this Lease by delivering to Landlord its written notice of termination (the “Tenant Termination Notice”) at any time within 60 days after the Outside Completion Date. If Tenant provides Landlord with a Tenant Termination Notice, Landlord shall have an additional 30 days after receipt of such Termination Notice to substantially complete the Landlord’s Restoration Work. If Landlord does not substantially complete the Landlord’s Restoration Work within such 30 day period, then this Lease shall terminate after the expiration of such 30 day period. If Landlord substantially completes the Landlord’s Restoration Work within such 30 day period, then this Lease shall continue in full force and effect.

17.	Condemnation.

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). The terminating party shall provide written notice of termination to the other party within 45 days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. After the initial determination of the appropriate compensation resulting from the Taking, the Landlord and Tenant agree to enter into supplemental proceedings in the condemnation action to determine each parties’ equitable allocation of any award. If this Lease is not terminated, Base Rent and Tenant’s Pro Rata Share shall be appropriately adjusted to account for any reduction in the square footage of the Building and/or Premises. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking.

18.	Default.

In addition to any other default specifically described in this Lease, each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for more than 5 days after such payment was due, provided that in the case of only the first 2 such failures by Tenant to timely pay any portion of the Rent in a given calendar year, such 5 day grace period shall not commence until Landlord gives Tenant written notice of the applicable failure by Tenant to timely pay such portion of the Rent (“Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within 30 days after written notice to Tenant provided, however, (i) if Tenant’s failure to comply cannot reasonably be cured within 30 days, Tenant shall be allowed additional time as is reasonably necessary to cure the failure so long as Tenant begins the cure within 30 days and diligently pursues the cure to completion and (ii) if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant; (c) Tenant permits a Transfer without Landlord’s required approval or otherwise in violation of Article 11 of this Lease; (d) Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (e) the leasehold estate is taken by process or operation of Law and such action is not released within 60 days; (f) intentionally omitted; or (g) intentionally omitted. All notices sent under this Section shall be in satisfaction of, and not in addition to, notice required by Law.

19.	Remedies.

19.01. Upon Default, Landlord shall have the right to pursue any one or more of the following remedies:

(a) Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord, in compliance with Law, may enter upon and take possession of the Premises and remove Tenant, Tenant’s Property and any party occupying the Premises. Tenant shall pay Landlord, on demand, all past due Rent and other losses and damages Landlord suffers as a result of Tenant’s Default, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.

(b) Terminate Tenant’s right to possession of the Premises by written notice to Tenant, without terminating this Lease, and, in compliance with Law, remove Tenant, Tenant’s Property and any parties occupying the Premises, in which case Tenant shall immediately surrender the Premises to Landlord. Landlord may (but, except to the extent required by Law, shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for such period of time and on such terms and conditions (which may include concessions, free rent and work allowances) as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. In no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant hereto to a credit in respect of any net rents from a re-letting. Landlord shall not be responsible or liable for the failure to relet all or any part of the Premises or for the failure to collect any Rent. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease.

19.02. In lieu of calculating damages under Section 19.01, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to (i) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at the Prime Rate (as defined in Section 4.01) then in effect, minus (ii) the then fair rental value of the Premises (taking into account the period of time the Premises can reasonably be expected to be vacant) for the remainder of the Term, similarly discounted to present value, provided that Landlord shall deduct from the present value of the fair rental value, all anticipated Costs of Reletting.

19.03. If Tenant is in Default of any of its non-monetary obligations under this Lease, Landlord shall have the right to perform such obligations, with two (2) days prior written notice (except in the case of any dangerous condition or emergency, in which case no notice shall be required). Tenant shall reimburse Landlord for the reasonable out-of-pocket cost of such performance upon demand together with an administrative charge equal to 10% of the reasonable out-of-pocket cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. Without limiting the foregoing, receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

19.04. Tenant expressly waives any and all rights of redemption and all rights to relief from forfeiture under any present or future Laws.

20.	Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) HEREUNDER SHALL BE LIMITED TO THE LESSER OF (A) THE INTEREST OF LANDLORD IN THE PROPERTY (INCLUDING, WITHOUT LIMITATION, UNCOLLECTED RENT, INSURANCE,

CONDEMNATION AND SALE PROCEEDS PRIOR TO DISTRIBUTION THEREOF, BUT SUBJECT TO THE RIGHTS OF ANY MORTGAGEE AND TO LANDLORD’S RIGHT TO USE ANY INSURANCE AND CONDEMNATION PROCEEDS FOR THE PURPOSES OF REPAIRING AND RESTORING THE BUILDING AND THE PROPERTY), OR (B) THE EQUITY INTEREST LANDLORD WOULD HAVE IN THE PROPERTY IF THE PROPERTY WERE ENCUMBERED BY THIRD PARTY DEBT IN AN AMOUNT EQUAL TO 70% OF THE VALUE OF THE PROPERTY (THE “LANDLORD’S EQUITY INTEREST”), AND TENANT SHALL LOOK SOLELY TO LANDLORD’S EQUITY INTEREST FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 23 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT. IN ADDITION, TENANT ACKNOWLEDGES THAT ANY ENTITY MANAGING THE BUILDING OR PROPERTY ON BEHALF OF LANDLORD, OR WHICH EXECUTES THIS LEASE AS AGENT FOR LANDLORD, IS ACTING SOLELY IN ITS CAPACITY AS AGENT FOR LANDLORD AND SHALL NOT BE LIABLE FOR ANY OBLIGATIONS, LIABILITIES, LOSSES, DAMAGES OR CLAIMS ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, ALL OF WHICH ARE EXPRESSLY WAIVED BY TENANT.

21.	Intentionally Omitted.

22.	Holding Over.

If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to (i) for the first 2 months of such holdover, 150% of the greater of (v) the Base Rent due for the period immediately preceding the holdover (not taking into consideration any Rent abatement Tenant might have been entitled to during such period), and (w) the then-current fair market net rent for the Premises, as reasonably determined by Landlord, and (ii) for any holdover which extends beyond 2 months, commencing on the first day of the third month of such holdover and continuing thereafter, 200% of the greater of (x) Base Rent due for the period immediately preceding the holdover (not taking into consideration any Rent abatement Tenant might have been entitled to during such period), and (y) the then-current fair market net rent for the Premises, as reasonably determined by Landlord. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after written notice from Landlord, Tenant shall be liable for (i) all direct damages only that Landlord suffers from the holdover if such holdover ends during the first 2 months of such holdover, or (iv) all damages that Landlord suffers from the holdover (including, without limitation, consequential damages) if the holdover ends after the first 2 months thereof.

23.	Subordination to Mortgages; Estoppel Certificate.

23.01. Landlord hereby represents to Tenant that, as of the Effective Date, there are no Mortgages encumbering the Property. Notwithstanding anything in this Lease to the contrary, Tenant will agree this Lease is subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) and other lien(s) now existing or subsequently arising upon the Premises, the Building or the Property and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”) only if Landlord provides Tenant with a commercially reasonable non-disturbance, subordination, and attornment agreement (“SNDA”) in favor of Tenant from any party having the benefit of a Mortgage (“Mortgagee”). Such SNDA in favor of Tenant shall provide that, so long as Tenant is paying the Rent due under the Lease and is not otherwise in default under the Lease beyond any applicable cure period, its right to possession and the other terms of the Lease, including, without limitation, Tenant’s rights to the Allowance, offsets expressly set forth herein and self-help or rights to cure expressly set forth herein, and rights under Articles 16 and 17, shall remain in full force and effect. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease.

23.02. Tenant and Landlord shall each, within 10 Business Days after receipt of a written request from the other, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by Tenant or Landlord (including a Mortgagee or prospective purchaser), as applicable. Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any defaults and the date to which Rent has been paid.

24.	Notice.

All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by registered, express, or certified mail, with return receipt requested or with delivery confirmation requested from the U.S. postal service, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Article 1; provided, however, notices sent by Landlord regarding general Building operational matters may be posted in the Building mailroom or the general Building newsletter or sent via e-mail to the e-mail address provided by Tenant to Landlord for such purpose. In addition, if the Building is closed (whether due to emergency, governmental order or any other reason), then any notice address at the Building shall not be deemed a required notice address during such closure, and, unless Tenant has provided an alternative valid notice address to Landlord for use during such closure, any notices sent during such closure may be sent via e-mail or in any other practical manner reasonably designed to ensure receipt by the intended recipient. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

25.	Surrender of Premises.

At the termination of this Lease or Tenant’s right of possession, Tenant shall comply with Article 8 hereof and shall remove Tenant’s Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage and casualty which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant’s Property, or to restore the Premises to the required condition, within 5 days after termination of this Lease or Tenant’s right to possession, subject to applicable Laws, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property and/or perform such restoration of the Premises. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within 30 days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and, at Landlord’s option, subject to applicable Laws, title to Tenant’s Property shall vest in Landlord or Landlord may dispose of Tenant’s Property in any manner Landlord deems appropriate.

26.	Miscellaneous.

26.01. This Lease shall be interpreted and enforced in accordance with the Laws of the state in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of this Lease. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities. Tenant represents and warrants to Landlord, and agrees, that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that the entity(ies) or individual(s) constituting Tenant or Guarantor or which may own or control Tenant or Guarantor or which may be owned or controlled by Tenant or Guarantor are not and at no time will be (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list. A breach by Tenant of the representation or warranty contained in this Section 26.01 will constitute an immediate and uncurable Default.

26.02. If Landlord retains an attorney or institutes legal proceedings due to Tenant’s failure to pay Rent when due, then Tenant shall be required to pay Additional Rent in an amount equal to the reasonable third party attorneys’ fees and costs actually incurred by Landlord in connection therewith. Notwithstanding the foregoing, in any action or proceeding between Landlord and Tenant, including any appellate or alternative dispute resolution proceeding, the prevailing party shall be entitled to recover from the non-prevailing party all of its costs and expenses in connection therewith, including, but not limited to, reasonable attorneys’ fees actually incurred. TENANT AND LANDLORD EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BASED UPON A BREACH OF THIS LEASE AND TENANT WAIVES THE RIGHT TO FILE ANY COUNTERCLAIMS OR CROSS-CLAIMS (OTHER THAN COMPULSORY COUNTERCLAIMS OR CROSS-CLAIMS) IN ACTIONS FOR RECOVERY OF POSSESSION OF THE PREMISES ONLY. No failure by either party to declare a default immediately upon its occurrence, nor any delay by either party in taking action for a default, nor Landlord’s acceptance of Rent with knowledge of a default by Tenant, shall constitute a waiver of the default, nor shall it constitute an estoppel.

26.03. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, pandemics, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

26.04. Subject to Right of First Offer contained in Section III of Exhibit F, if Landlord sells or otherwise transfers the Property (or any portion thereof containing the Premises), Landlord shall deliver to Tenant an assignment and assumption agreement evidencing that such purchaser or transferee has assumed Landlord’s obligations hereunder arising from and after the date of such transfer, and Landlord shall thereupon be relieved of all liabilities hereunder arising thereafter, but this Lease shall otherwise remain in full force and effect and Tenant shall attorn to Landlord’s successor. Landlord shall deliver to Tenant a direction for the payment of Rent promptly after the date of transfer. Tenant shall be entitled to continue to pay Rent and give all notices to Landlord until Tenant has received the foregoing agreement and direction from Landlord. Nothing herein shall be deemed to relieve Landlord of any liability for its acts, omissions or obligations occurring or accruing up to and including the date of such transfer.

26.05. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only and the delivery of it does not constitute an offer to Tenant or an option. Tenant represents that it has dealt directly with and only with Tenant’s Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease. Landlord’s Broker represents only Landlord in this transaction. Any assistance rendered by any agent or employee of Landlord’s Broker in connection with this Lease or any subsequent amendment or modification or any other document related hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant. Landlord has entered into a separate written agreement with Tenant’s Broker dated as of November 26, 2014 and shall pay a commission to Tenant’s Broker under the conditions set forth therein.

26.06. Time is of the essence with respect to all of the provisions of this Lease. This Lease shall create only the relationship of Landlord and Tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

26.07. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s obligations under Articles 4, 8, 12, 13, 19, 22, 25 and Section 26.10 shall survive the expiration or early termination of this Lease.

26.08. Tenant may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease and to all Mortgages (but subject to any SNDA) and other matters of record from time to time, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

26.09. (a) This Lease does not grant Tenant any rights to light or air over or about the Building, providing the foregoing shall not diminish Tenant’s rights as set forth in Section 26.09(d).

(b) Except as expressly set forth in (w) Section VIII in Exhibit F, (x) Sections 7.06(a) or 9.04 of this Lease, or (y) Sections VI or VII in Exhibit F with respect to the Security System, Parking Deck, Lobby, Cafeteria, Fitness Center and Concrete Pads, respectively, or (z) Section 26.09(d), Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease, including, without limitation, the exclusive right to the use of: (1) roofs, (2) telephone, electrical and janitorial closets used by Landlord for the provision of Building services, (3) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (4) rights to the land and improvements below the floor of the Premises (including, without limitation, any basements (other than Space 5 and Space 6), cellars, vaults, vault space or area), (5) the improvements and air rights above the Premises, (6) the improvements and air rights outside the demising walls of the Premises, including, without limitation, all balconies, terraces and roofs adjacent to the Premises and (7) the areas below the improved floor level of the Premises, within the walls of the Premises, and above the improved ceiling of the Premises and those areas and risers within the Premises used for the installation of utility lines, facilities and equipment and other installations serving the Building or occupants of the Building, and Landlord specifically reserves to itself the right to use, maintain and repair the spaces listed in this clause (7) and the right to make additional installations in such spaces and elsewhere in the Premises, provided the same are concealed and do not reduce the usable square footage of the Premises by more than a de minimis amount.

(c) Without limiting the foregoing, but subject to the terms contained in Section 10 and in Section 26.09(d), Tenant agrees that Landlord, throughout the Term of this Lease, shall have free access to any and all mechanical installations that Landlord is required to repair and maintain pursuant to the terms of this Lease, and Tenant agrees that there shall be no construction or partitions or other obstructions which might unreasonably interfere with the moving of the servicing equipment of Landlord to or from the enclosures containing said installations which Landlord is required to repair and maintain pursuant to the terms of this Lease. Except pursuant to the terms of Article 9, Tenant further agrees that neither Tenant nor any of the Tenant Parties shall at any time tamper with, adjust or otherwise in any manner affect Landlord’s mechanical installations which Landlord is required to repair and maintain pursuant to the terms of this Lease. Subject to the terms of this Lease, including, without limitation, Section 26.09(d) below, Landlord shall also have the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use and provided further that Landlord shall use commercially reasonable efforts to minimize any disruption of Tenant’s use and enjoyment of the Premises in connection with any such work or changes to the Property. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

(d) Notwithstanding anything to the contrary contained in this Lease, Landlord shall not construct another structure on the Property or install any equipment or other improvements on the roof of the Building without the prior consent of Tenant, which consent may be withheld in Tenant’s sole and absolute discretion, unless Landlord is required to do any of the foregoing by reason of any Laws, as a result of any cause beyond the reasonable control of Landlord or in accordance with the provisions of Article 16 or Article 17 or unless such structure, equipment or other improvements are temporarily installed as a result of repairs, remodeling, renovation or construction to the Building.

26.10. (a) Tenant covenants and agrees that Tenant shall, at all times during the Term and at its sole cost and expense, comply with and assume responsibility and liability under all Environmental Laws applicable to occupancy or use of or operations at the Premises by Tenant and the Tenant Related Parties and their respective contractors and vendors. In the event that Tenant proposes to undertake any Alterations, Tenant shall comply (at Tenant’s sole cost) with Landlord’s criteria (as established from time to time), if any, for testing and remediation of Hazardous Materials. Tenant agrees that should it or any of the Tenant Related Parties know of (a) any violation of Environmental Laws relating to the Premises, or (b) the escape, release or threatened release of any Hazardous Materials in, at or about the Premises, Tenant shall promptly notify Landlord in writing of such violation, escape, release or threatened release, and Tenant shall provide all warnings of exposure to Hazardous Materials used by Tenant or brought by or on behalf of Tenant, in, at or about the Premises in strict compliance with all applicable Environmental Laws. Landlord agrees that should it or any of the Landlord Related Parties know of (a) any violation of Environmental Laws relating to the Property (or any portion thereof), or (b) the escape, release or threatened release of any Hazardous Materials in, at or about the Property (or any portion thereof), Landlord shall promptly notify Tenant in writing of such violation, escape, release or threatened release.

(b) Tenant shall at no time use, analyze, generate, manufacture, produce, transport, store, treat, release, dispose of or permit the escape of, or otherwise deposit in, at or about the Premises or the Property, any Hazardous Materials, or permit or allow any of the Tenant Related Parties or their respective contractors or vendors to do so. Notwithstanding the foregoing, Tenant may use (1) cleaning and maintenance products commonly used in general office premises, if, and only if, (A) such products are used in strict compliance with all Environmental Laws, (B) such products are used and maintained only in such quantities as are reasonably necessary in the ordinary course of Tenant’s business, and (C) such products shall not be disposed of, released or discharged at the Building or the Property in violation of Environmental Laws; and (2) Hazardous Materials commonly used in a biomedical research facility, if, and only if, (A) such Hazardous Materials are used in strict compliance with all Environmental Laws, and (B) Tenant immediately gives Landlord written notice of all such use of Hazardous Materials, specifically describing the manner in which such Hazardous Materials are used, handled and stored, the type and quantity of Hazardous Materials generated at the Premises and the method and location where such Hazardous Materials are disposed of and discharged.

(c) If Tenant or any of the Tenant Related Parties or their respective contractors or vendors violates the provisions of this Section 26.10, in addition to Landlord’s other rights and remedies in the case of such default, Tenant shall be responsible, at its sole cost and expense, for the removal and disposal, in compliance with Environmental Laws, of any Hazardous Materials present at or emanating from the Property as a result of such violation and for the repair and restoration of any damage to the Property caused thereby (or, at Landlord’s option, Landlord may perform such work, at Tenant’s sole cost and expense).

(d) As used in this Lease, the term “Environmental Laws” shall mean any and all federal, state and local laws, regulations, ordinances, codes and policies, and any and all judicial or administrative interpretations thereof by governmental authorities, as now in effect or hereinafter amended or enacted, relating to (a) pollution or protection of the environment, natural resources or health and safety; including, without limitation, those regulating, relating to, or imposing liability for emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, release, transport or handling of Hazardous Materials; and (b) the use of chemical, electrical, radiological or nuclear processes, radiation, sophisticated electrical and/or mechanical equipment, sonar and sound equipment, lasers, and laboratory analysis and materials, and the term “Hazardous Materials” shall mean any and all substances, chemicals, wastes, sewage or other materials that are now or hereafter regulated, controlled or prohibited by any Environmental Laws, including, without limitation, any (a) substance defined as a “hazardous substance”, “extremely hazardous substance”, “hazardous material”, “hazardous chemical”, “hazardous waste”, “toxic substance” or “air pollutant” by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq.; the Clean Air Act, 42 U.S.C. Section 7401, et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001, et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; or the Occupational Safety and Health Standards, 25 C.F.R. 1910-1000 et seq., or regulations promulgated thereunder, all as amended to date and as amended hereafter; (b) hazardous substance, hazardous waste, toxic substance, toxic waste or hazardous material, waste, chemical or compound described in any other Environmental Laws; and (c) asbestos, polychlorinated biphenyls, urea formaldehyde insulation, flammable or explosive or radioactive materials, gasoline, oil, motor oil, waste oil, petroleum (including, without limitation, crude oil or any component thereof), petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonium compounds, and other regulated chemical products.

(e) If Tenant collects, stores, handles, decontaminates and/or disposes of medical waste in, at or about the Premises, Tenant hereby agrees to furnish to Landlord upon demand, written evidence that Tenant has established a written policy (the “Medical Waste Policy”) concerning the identification, collection, storage, decontamination and disposal of hazardous medical waste at the Premises. Tenant further agrees that such Medical Waste Policy shall comply with applicable Laws and shall incorporate the following elements: (a) Tenant’s employees, agents and contractors shall be expressly forbidden from disposing of any hazardous medical waste within the Premises or the Property in a manner which is contrary to the terms of the Medical Waste Policy; (b) all such hazardous medical waste will be collected, stored, decontaminated and removed from the Premises and the Property by a qualified party in compliance with all applicable Laws (including, without limitation, the Occupational Safety and Health Act) of any local, state or federal entity having jurisdiction over this matter; and (c) Tenant and its employees, agents and contractors shall at all times employ proper procedures, including, without limitation, the use of tags, signs or other appropriate written communication, to prevent accidental injury or illness to other tenants, occupants or invitees in the Premises or the Property resulting from Tenant’s collection, storage, decontamination and disposal of hazardous medical waste. Tenant hereby covenants and agrees that at all times during the term of the Lease, Tenant and its employees, agents and contractors and any third parties at any time occupying or present on the Premises shall adhere to the terms and conditions of the Medical Waste Policy. For purposes of this Section 26.10, hazardous medical waste shall include, but not be limited to, the following: any potentially infectious materials; blood and other body fluids in any form (including, without limitation, lab specimens); any material contaminated by potentially infectious materials or by blood or other body fluids; needles and syringes; gloves and linen; uniforms or laundry; and cleaning equipment or materials used to clean any of the foregoing.

26.11. Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856 et seq. of the Internal Revenue Code and that avoiding (a) the loss of such status, (b) the receipt of any income derived under any provision of this Lease that does not constitute “rents from real property” (in the case of real estate investment trusts), and (c) the imposition of income, penalty or similar taxes due to any provision of this Lease or any document contemplated in this Lease (each an “Adverse Event”) is of material concern to Landlord and such beneficial owners. Accordingly, Landlord and Tenant agree that all amounts paid to Landlord under this Lease shall qualify as “rents from real property” as defined in Internal Revenue Code Section 856(d) and as further defined in Treasury Regulation Section 1.856-4 (as amended from time to time). Further, if (i) the requirements of the said Code Section or Regulation Section are amended so that any such amounts no longer qualify as “rents from real property” for the purposes of the Code or the Regulation, or if, in the opinion of Landlord’s counsel, any amounts payable under this Lease or any document contemplated by this Lease do not qualify as “rents from real property”, or (ii) this Lease or any document contemplated by this Lease could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, then (A) the amounts payable to Landlord shall be adjusted, if necessary, so that such amounts will qualify as “rents from real property” under the Code and Regulation, and (B) Tenant shall, without charge therefor and within 30 days after Landlord’s written request therefor, execute and deliver to Landlord such amendments to this Lease, or such other documents, as may be reasonably required by Landlord to adjust the amounts payable to Landlord or avoid the Adverse Event, as applicable, provided such adjustment or amendments do not increase the monetary obligations of Tenant or in any other manner materially increase Tenant’s obligations or materially decrease Tenant’s rights under this Lease.

26.12. Tenant shall keep the terms and conditions of this Lease and any information provided to Tenant or its employees, agents or contractors confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or (b) provide to any third party an original or copy of this Lease. Landlord shall not release to any third party any non-public financial information or non-public information about Tenant or Tenant’s ownership structure that Tenant gives Landlord. Notwithstanding the foregoing, confidential information under this Section 26.12 may be released by Landlord or Tenant under the following circumstances: (x) if required by applicable Laws or in any judicial proceeding, provided that the releasing party has given the other party reasonable notice of such requirement, if feasible; (y) to a party’s attorneys, accountants, brokers, lenders and other bona fide consultants or advisers (with respect to this Lease only), provided such third parties agree to be bound by this Section 26.12; or (z) to bona fide prospective assignees or subtenants of this Lease or purchasers of all or any interest in the Building, provided they agree in writing to be bound by this Section. Each of Tenant and Landlord acknowledges that any breach by Tenant or Landlord, as the case may be, of the agreements set forth in this Section 26.12 shall cause Landlord and/or Tenant, as applicable, irreparable harm. The terms and provisions of this Section 26.12 shall survive the termination of this Lease (whether by lapse of time or otherwise).

26.13. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. This Lease may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart, provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties. The parties acknowledge and agree that they intend to conduct this transaction by electronic means and that this Lease may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, in addition to electronically produced signatures, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

26.14. Tenant agrees to submit to Landlord any information required (directly or indirectly) in order for Landlord to (i) comply with Laws and (ii) submit to any governmental authority any information legally required by such authority. In addition, Tenant authorizes Landlord to request and receive directly from any utility provider providing utilities to the Premises on a separately metered basis, copies of Tenant’s utility billing records, if required by Landlord in connection with an analysis of utility consumption at the Building and Tenant agrees to furnish any such records in Tenant’s possession to Landlord within 30 days after a written request from Landlord, if Landlord is not able to obtain such records from the utility company.

26.15. During the Term of this Lease (including any extension thereof), Landlord hereby grants Tenant naming rights to the Building, provided that the following conditions are met: (i) Tenant is not in Default under this Lease at the time Tenant notifies Landlord of its intent to name the Building, (ii) Tenant provides Landlord with no less than 30 days’ notice of its intent to name the Building, and (iii) the name selected by Tenant for the Building shall contain Tenant’s name (or some derivation thereof). In addition, Tenant may use the existing Building name and any future Building name associated with the Building, as well as any pictures, illustrations or likenesses of the Property or Building, in Tenant’s advertising or other publicity or for any commercially reasonable purpose. The rights contained in this Section 26.15 are personal to the originally named Tenant, Baxalta and any assignee under a Permitted Transfer. Landlord shall not have the right, without the prior consent of Tenant, which Tenant may withhold in its sole and absolute discretion, to change the name or address of the Building or to install, affix and maintain any identification signs on the exterior or on the interior of the Building, except to identify the address of the Building and except to the extent any of the foregoing are required by applicable Laws.

26.16. This Lease (including, without limitation, the exhibits and attachments listed in the table of contents, which constitute part of this Lease and are hereby incorporated into and made a part of this Lease and shall be binding on, and shall be complied with, by the parties to this Lease, as if fully set forth in the body of this Lease) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant. Tenant shall not record this Lease or any memorandum or notice without Landlord’s prior written consent.

[signature page follows]

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

HUB MID-WEST LLC, a Delaware limited liability company

By:	/s/ David S. Weinberg
Name:	David S. Weinberg
Title:	Executive VP and COO

TENANT:

BAXTER HEALTHCARE CORPORATION, a Delaware corporation

By:	/s/ Robert J. Hombach
Name:	Robert J. Hombach
Title:	CFO

Tenant’s Tax ID Number (FEIN):
36 - 260 4143

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